Exhibit 2

                           ASSET PURCHASE AGREEMENT

AGREEMENT made as of July 1, 1997 among INDUSTRIAL SERVICES OF AMERICA, INC. located at 7100 Grade Lane, Building #2, Louisville, Kentucky 40213 ("BUYER"), TMG Enterprises, Inc. located at 7100 Grade Lane, Louisville, Kentucky 40213 ("TMG"), John Fellonneau located at 7100 Grade Lane, Louisville, Kentucky 40213 ("FELLONNEAU") and Mark Trakhtenberg located at 7100 Grade Lane, Louisville, Kentucky 40213 ("TRAKHTENBERG"). TMG, Fellonneau and Trakhtenberg are sometimes individually referred to as a "Seller" and collectively; and on a joint and several basis, as the "Sellers."

                                WITNESSETH:


WHEREAS: Sellers desire to sell, convey and assign, and to cause to be sold, conveyed and assigned, and the Buyer desires to acquire from the
Sellers: (i) the Assets (as defined below); and (ii) the goodwill of the Sellers.

WHEREAS:   Buyer and Sellers executed a Letter of Intent  (the  "Letter  of
Intent") dated April 25, 1997 and modified thereafter on April 29, 1997 with respect to Buyer's purchase of the Assets;

NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, Buyer and Sellers hereby agree as follows:

1.  SALE OF ASSETS

1.1 ASSETS TO BE SOLD. Except as otherwise provided in Section 1.2, upon the execution of this Agreement, the Sellers shall sell, assign, transfer and deliver to the Buyer, Sellers' assets (all of such assets, properties, rights and business being hereinafter sometimes collectively called the "Assets") as follows:

    a.  All of TMG's Equipment as set forth on SCHEDULE 1 attached hereto;

    b.  All of the Sellers' rights to use the tradename "The Metal Center"
(the  "Tradename").   Simultaneously  with the execution of this Agreement,
the Sellers shall sign a Trademark Assignment (the "Trademark Assignment") substantially in the form attached hereto as EXHIBIT A;

    c.  All of the books and records of the Sellers relating to the Assets;
and

    d. All of the goodwill of the Sellers relating to the Tradename and Sellers' customers.

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    In confirmation of the foregoing  sale,  assignment  and  transfer, the
Sellers shall execute and deliver to the Buyer simultaneously herewith a Bill of Sale (the "Bill of Sale") in the form of EXHIBIT B, for each applicable asset comprising the Assets, and such other instruments and assignments as may be necessary to convey to the Buyer good title to the Assets.

1.2  EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in
Section  1.1  hereof,   there  shall  be  excluded  from the assets  to  be
transferred to Buyer hereunder, cash on hand and in banks, accounts receivable, and inventory (collectively, the "Excluded Assets").

2.  NO ASSUMPTION OF LIABILITIES

     The Sellers and Buyer agree that this is an asset purchase and that the Buyer is not a successor in interest to the Sellers and does not intend nor by this Agreement assume any liabilities whether contingent or otherwise of the Sellers which may exist at any time whether past or present or future relating to any activities which may have taken place during TMG's ownership of The Metal Center. Buyer does not assume liability that exists against the Sellers under the Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA) 42 U.S.C. Section 9607 or any other state or federal law as a result of any conduct or actions of any type or kind of the Sellers or their agents, employees or any entity or persons associated with the Sellers and the Buyer specifically acknowledges that this asset purchase transaction does not constitute a continuation of the business of the Sellers and does not create any liability on behalf of the Buyer for any of the acts of the Sellers. In addition to the foregoing, Buyer shall not assume, or in any way be liable or responsible for, any liabilities or obligations of the Sellers, including, without limitation, (1) liabilities relating to employee benefits or severance pay to Sellers' employees; and (2) tax liabilities, including, without limitation, income, excise, sales, use, gross receipts, franchise, employment, payroll or property relating to the business of the Sellers or the Assets for any period ending on or before the date hereof or arising out of the transactions contemplated by this Agreement. Notwithstanding the foregoing sentence, Buyer agrees that for the period beginning July 1, 1997 and ending December 31, 1997, TMG shall continue payment of insurance premiums for health insurance for former TMG employees who become Buyer's employees, and Buyer agrees to and shall reimburse TMG for those premium costs.

3.  CONSIDERATION AND PAYMENT

     Buyer agrees to pay  to the Seller(s) the total sum of One Million Six
Hundred   Thousand  Dollars ($1,600,000)  (the "Purchase Price")  for  the
Assets payable Eight Hundred Thousand Dollars ($800,000) on or before January 2, 1998, and Eight Hundred Thousand Dollars ($800,000) on or before July 1, 1998 in funds then immediately available

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in Louisville, Kentucky.  The Purchase Price for the assets being acquired hereunder shall be paid by the Buyer to the following Sellers as follows:

SELLER         ASSETS                                       VALUE

TMG            TMG's Equipment set forth on SCHEDULE 1      $300,000
Fellonneau     Non-Compete Agreement                        $250,000
Trakhtenberg   Non-Compete Agreement                        $250,000
Fellonneau     Goodwill                                     $400,000
Trakhtenberg   Goodwill                                     $400,000

TOTAL                                                     $1,600,000

     Buyer herewith provides the Sellers with two (2) Letters of Credit issued by Bank of Louisville each in the sum of Eight Hundred Thousand Dollars ($800,000) to secure the payment of the Purchase Price.

     The right of Sellers to draft against the Letter (s) of Credit issued by Bank of Louisville shall be conditioned upon Sellers having provided Buyer with a minimum of seventy two (72) hours notice of default with respect to payment of the Purchase Price.

4.  REPRESENTATIONS AND WARRANTIES OF SELLERS

    The Sellers jointly and severally, represent and warrant to the Buyer as follows:

4.1 STANDING AND QUALIFICATION. TMG is a corporation duly organized, validly existing and is in good standing under the corporate laws of the Commonwealth of Kentucky and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted.

4.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Sellers have the full legal right and power and all authority and approval required to enter into,
execute   and   deliver  this  Agreement  and  to  perform  fully  Sellers'
obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of the Sellers, enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, reorganization, insolvency or other similar laws now or hereafter in effect generally affecting the enforcement of creditors' rights. No approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body, and (except as otherwise specified in this Agreement or any Schedule hereto) no approval or consent of any other person is required in connection with the execution and delivery by Sellers of

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this Agreement  and the consummation  and  performance  by Sellers of the transactions contemplated herein.

    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate, conflict with or otherwise result in the breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under (1) the Articles of Incorporation or by-laws of TMG; (2) any material instrument, contract or other agreement to which Sellers are a party or by or to which it or any of its or their material assets or properties is bound or subject; or (3) any statute or any regulation, order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against or binding upon or applicable to Sellers or upon the properties or business of Sellers.

4.3 LITIGATION. Sellers represent and warrant to the Buyer that other than the litigation with the United States Environmental Protection Agency (the "EPA"), styled as UNITED STATES OF AMERICA VS. K & R CORPORATION, TMG ENTERPRISES, INC. (I.E. THE CARLIE MIDDLETON SITE LITIGATION) AND UNITED STATES OF AMERICA VS. INTERSTATE LEAD COMPANY (ILCO) (I.E. THE SUPERFUND SITE-LEEDS, ALABAMA) (the "Outstanding Litigations"), there are no other threatened or actual claims against the Sellers. Sellers shall remain liable for all prior acts or omissions of the Sellers and any officer, director, employee, agent or assign of Sellers prior to the date hereof (i.e. relating to TMG's ownership of The Metal Center), including without limitation, the Outstanding Litigations.

4.4 INTANGIBLE PROPERTY. SCHEDULE 2, sets forth all copyrights, trademarks, service marks and trade names relating to the Tradename, if any, all applications for any of the foregoing, all permits, grants and licenses of such rights running to or from the Sellers relating to any of the foregoing. The rights of the Sellers in the property set forth on SCHEDULE 2 are free and clear of any liens or other encumbrances.

4.5 LIENS. The Sellers own outright and have good and marketable title to the Assets, free and clear of any lien or other encumbrance.

4.6  LIABILITIES. Except  as  set forth in Section 4.3, and as set forth on
SCHEDULE 3 attached hereto, the Sellers do not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, relating to the Assets and the business of the Sellers, including, but not limited to, liabilities on account of taxes, other governmental charges or lawsuits brought, whether or not of a kind required by generally accepted accounting principles to

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be set forth on a  financial statement ("Liabilities"), which have not been fully disclosed to the Buyer.

4.7 NO MATERIAL ADVERSE CHANGE. Since April 25, 1997, there has been no material adverse change in the assets (and the respective values thereof), properties, business, operations, liabilities or condition of the Assets and the Sellers do not know of any such change which is threatened, nor has there been any damage, destruction or loss materially affecting the Assets, whether or not covered by insurance.

4.8 OPERATIONS OF SELLERS. From April 25, 1997 through the date hereof, Sellers have not:

    a. Except in the ordinary course of business, other than for fair market value, sold, abandoned or made, or agreed to sell, abandon or make, any other disposition of any of its assets or properties; or granted or suffered, or agreed to grant or suffer, any lien or other encumbrance on any of their assets or properties;

    b.  Suffered or incurred any damage, destruction or loss (whether or not
covered  by  insurance)   materially   adversely   affecting   the  assets,
properties, business, operations or conditions of the Sellers relating to the Assets; or

    c. Entered into, or agreed to enter into, any other material contract or other agreement or other material transaction relating to the Assets.

4.9 COMPLIANCE WITH LAWS. The Sellers have complied with all federal, state, county, local and foreign laws, ordinances, regulations, orders, judgments, injunctions, awards or decrees applicable to the Assets and has not received any notice of violation of any of the foregoing.

4.10 TAX MATTERS. The Buyer will not assume or otherwise become liable for any income, excise, sales, use, gross receipts, franchise, employment, payroll related, property or any other tax of any sort relating to the assets, business or property of the Sellers with respect to any period commenced prior to the date hereof or arising out of the transactions contemplated hereby (except any use tax, if any, imposed upon Buyer). The Sellers have filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns which the Sellers are required to file and has paid or provided for all taxes shown on such returns, and all deficiencies or other assessments of tax, interest or penalties owed by Sellers.

4.11 FULL DISCLOSURE. All documents and other papers delivered by or on behalf of the Sellers in connection with this Agreement and the transactions contemplated hereby are true, complete and correct. The information furnished by or on behalf of the Sellers to the

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Buyer in connection with this Agreement (and  the  Letter  of  Intent)  and the transactions contemplated hereby does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading.

4.12 NO BROKER. No broker, finder, agent or similar intermediary has acted for or on behalf of the Sellers in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Sellers or any action taken by the Sellers.

5.  REPRESENTATIONS AND WARRANTIES OF BUYER

    The Buyer represents and warrants to the Sellers as follows:

5.1 DUE INCORPORATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and lawful authority to own its assets and properties and to carry on its business as now conducted.

5.2 CORPORATE POWER OF BUYER AND AUTHORITY. The Buyer has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and to perform fully its obligations under this Agreement. This Agreement has been duly executed and delivered and is the valid and binding obligation of the Buyer enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, reorganization, insolvency or other similar laws now or hereafter in effect generally affecting the enforcement of creditors' rights.

    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate, conflict with or otherwise result in the breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under (1) the Articles of Incorporation or by-laws of Buyer; (2) any material instrument, contract or other agreement to which Buyer is a party or by or to which it or any of its material assets or properties is bound or subject; or (3) any statute or any regulation, order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against or binding upon or applicable to Buyer or upon the properties or business of Buyer.

5.3 NO BROKER. No broker, finder, agent or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or

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similar  fee  or other  commission  in  connection  therewith based  on any agreement, arrangement or understanding with the Buyer or any action taken by the Buyer.

6.  COVENANTS AND AGREEMENTS

    The parties covenant and agree as follows:

6.1 EXPENSES OF SALE. The parties to this Agreement shall bear their respective direct and indirect expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, all fees and expenses of agents, representatives, counsel and accountants. Any and all taxes resulting from the sale, assignment, transfer and delivery hereunder of the Assets shall be paid by the Sellers.

6.2 COVENANTS AGAINST COMPETITION. Simultaneously with the execution of this Agreement, TMG, John Fellonneau and Mark Trakhtenberg, shall each enter into a five (5) year Non-Compete Agreement(s) with the Buyers which shall be effective on the date hereof and shall apply with respect to a 150 mile radius of Louisville. The Non-Compete Agreement shall be in the form of the Agreement attached hereto as EXHIBIT C.

6.3 FURTHER ASSURANCES. Each of the parties shall execute such documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby, including without limitation, copyright and trademark assignments.

6.4 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. Any and all service of process and any other notice in any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any state or federal court in the Commonwealth of Kentucky.

7.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF SELLERS

   Notwithstanding any right of the Buyer fully to investigate the affairs of the Sellers and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Sellers contained in this

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Agreement  in  the  Letter  of  Intent, as  modified,  or  in  any document concurrently herewith at the closing delivered to the Buyer by the Sellers or any of their representatives in connection with the transactions contemplated by this Agreement. All such representations and warranties shall survive the execution and delivery hereof.

8. INDEMNIFICATION

8.1 OBLIGATION OF SELLERS TO INDEMNIFY AND GUARANTY. Sellers jointly and severally shall indemnify, defend and hold harmless the Buyer and its directors, officers, employees, affiliates and assigns from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) ("Losses") based upon, arising out of or otherwise due to:

   a. Any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Sellers contained in this Agreement or in any document or other writing delivered pursuant hereto; and

   b. Any  liability or obligation not assumed by  the  Buyer  pursuant  to
Section 2;

   c. Any prior acts or omissions of Sellers and any officer, director, employee, agent or assign of the Sellers prior to the date hereof.

   Fellonneau and Trakhtenberg herewith personally, jointly and severally, guarantee the warranties and representations made by TMG, the indemnifications to be provided by Sellers herein, and the performance by Sellers provided herein or in any document or other writing delivered pursuant hereto.

8.2 OBLIGATION OF BUYER TO INDEMNIFY. The Buyer shall indemnify, defend and hold harmless the Sellers from and against any Losses arising out of or due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement or in any document or other writing delivered pursuant hereto;

8.3 NOTICE TO INDEMNIFYING PARTY. If any party (the "Indemnitee") receives notice of any claim or the commencement of any action or proceeding with respect to which any other party (or parties) is obligated to provide indemnification (the "Indemnifying Party") pursuant to Section 8.1 or 8.2, the Indemnitee shall promptly give the Indemnifying Party notice thereof. Such notice shall be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement and shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party may

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elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee. If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within ten (10) days (or sooner, if the nature of the asserted liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, any such asserted liability. (In such case the Indemnitee may participate, at its own expense, in such defense.) If the Indemnifying Party elects not to compromise or defend against the asserted liability, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may at the Indemnifying Party's expense, pay, compromise or defend such asserted liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

9.  MISCELLANEOUS

9.1 RELEASE. Upon the execution of this Agreement, the parties hereto shall be deemed to have released and discharged each other from any and all claims, demands, actions, causes of action, suits, sums of money, accounts, covenants, agreements, contracts and promises in law or in equity, past or present which either party may have against the other party or such other party's successors or assigns, whether or not they have been subject to dispute by reason of any matter, cause or thing whatsoever from the beginning of time to the date hereof, with the exception of: (i) the rights of either party to enforce the terms of this Agreement including, but not limited to, either party's right to be indemnified pursuant to Section 8 hereof; and (ii) Sellers' liability for the Outstanding Litigations.

9.2 NOTICES. Except as otherwise specifically provided herein, all notices or other communication required or which may be given hereunder, shall be in writing and shall be given by registered or certified mail or telegraph (prepaid), at the address shown above, or such other address or addresses as may be designated by any of the parties hereto. Notices shall be deemed given when received by the party to whom such notice is directed. Copies of each notice sent to Buyer shall be simultaneously sent to Matthew L. Kletter, Esq., 501 Madison Avenue, 25{th} Floor, New York, New York 10022; and Joseph H. Cohen, Esq., Morris, Garlove, Waterman & Johnson PLLC, One Riverfront Plaza, Suite 1000, Louisville, Kentucky 40202. Copies of each notice to Sellers shall be simultaneously sent to Fox DeMoisey, Esq., DeMoisey & Smither, 455 South Fourth Street, Louisville, KY 40202.

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9.3  ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules)
hereto and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the purchase of the Assets and related transactions and supersede all prior agreements, written or oral, with respect thereto.

9.4 WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

9.5 EXHIBITS AND SCHEDULES. The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein.

9.6 HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.7 COUNTERPARTS. This Agreement may be executed in one or more counter-parts, all of which together shall constitute a single document.

9.8 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky applicable to agreements made and to be performed within such Commonwealth.

IN WITNESS WHEREOF, the parties have entered into this Agreement the day and year first above written.

INDUSTRIAL SERVICES OF AMERICA, INC.

By: /S/ HARRY KLETTER
     Harry Kletter
     President

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TMG ENTERPRISES, INC.

By: /S/ JOHN FELLONNEAU
   John Fellonneau
   Title:

By: /S/ MARK TRAKHTENBERG
   Mark Trakhtenberg
     Title: Secretary/Treasurer

/S/ JOHN FELLONNEAU
John Fellonneau

/S/ MARK TRAKHTENBERG
Mark Trakhtenberg

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                         SCHEDULED ASSETS              Schedule 1

                     T.M.G. ENTERPRISES, INC.


QUANTITY                 DESCRIPTION

1 Doeler & Kirsten Model B2H24, 1-1/2 Ton Right-Hand Power Shear, #1226, Jaws Good. Model 1976. Updated to current specs.

1                        1990 Vickers  Model  B22H  Power Shear, 1-1/2 Ton,
                         #1527, Jaws Good.

1                        Lindemann  UK Wire Stripper,  1988  Model,
                         #2600-220VLT, Good Condition.

1                        1993 Dayton Battery Charger, Model B,
                         #D218106.

1 1995 Yale 5,000 lb. Forklift w/Squeeze & Rotator. Acquisition Cost: $24,600. Ser. # N856716, Model #GP050RFNVAE086.

1 1991 Yale Forklift, 6,000 lb. Capacity, Model #GP060RCJUAF080, #N405215, Mast Good Condition,
                         LP Gas Powered, Hard Tire.

1 1991 Yale Forklift, 5000 lb. Capacity, Model #GP050RDNVAE086, #G51CO4NAT, Mast Good
                         Condition, LP Gas Powered, Hard Tire.

1                        Citation 1992 Parts Washer, Model NG5674,
                         #132420.

1                        Sachs Dolmer Chop Saw  Model  343,  #031916,
                         1991 Model, 12" Cutting Wheel.

1                        1990 Homelite Chop Saw Model DM50,
                         #6C2600004, 12" Cutting Wheel.

1                        1989  Thurman  70'  Platform  Scale,  140,000  lb.
                         Capacity,   w/Flex   Weight   Corp.   Model  F5117
                         Electronic  Scale Controller w/Printout,
                         #SME005.  Updated Calibrations.

1                        Quincy Model 240-I0 Air Compressor,
                         #6512991, 1989 Model.

1                        1986     Chevrolet      C-10     Pickup     Truck,
                         #1GCDC14H86F374491,  w/Bedliner,
                         Fair  Condition (for age and use).

1                        1992  Myrmill Grinder, Model 2452,
                         #445TTD57086AA, w/3 Alba  Feed Conveyors,
                         Pulse-Pak Dust Collector w/10hp Air Compressor, Kennergy Vibration Table w/2 Screens.

1                        1996 MAC Model 5200 Briquetter,
                         Serial #E13-71895. Acquisition Cost: $218,000. Also Spare 100hp Motor.

1                        1996  Mack  DM685  Roll-off  Truck  w/60,000   lb.
                         McClain  Hoist.   Acquired  6/96.
                         Cost:  $86,500.  Ser. # 1M2B209C7TM018908.

13                       Roll-off   Boxes.    Acquired  9/95   thru   9/96.
                         Acquisition Cost:  $37,200.

1                        Parker Filtration Portable  Pump
                         Ser #10MF40SA10C, Model # 1X853006.

1                        Century Powermatic Wire-Feed Welder, Model 70.

1                        Large Lot of Hand Tools, Vises,
                         Cutting  Torches, Automative Tools.

1                        Large   Lot  Maintenance  Equipment.   Located  in
                         Maintenance Building.

1 Melroe Diesel Bobcat, Model 843, (1989), Ser. #50373086, Hard Tire w/Grapple Bucket.

1 Melroe Diesel Bobcat, Model 843, (1989), Ser. #5026M15552, Hard Tire w/Grapple Bucket.

1 Melroe Diesel Bobcat, Model 843, (1989), Ser. #50373050, Hard Tire w/Grapple Bucket.

1 Factory Size Pincor 75kW Diesel Generator, Deluxe Model w/Electric Start and Automatic Transmission.

1                        Honda EM 5000 SX Gas Powered Generator.

2                        Modern Light Metal Aluminum Yard Ramps.


OFFICE EQUIPMENT

4                        2-Drawer Metal Filing Cabinets

6                        4-Drawer Metal Filing Cabinets

2                        4-Drawer Metal Lateral Filing Cabinets

2                        2-Drawer Metal Lateral Filing Cabinets

9                        Double Pedestal Executive Wood Desks

5                        Double Pedestal Secretary Desks w/"L"

5                        Wood Executive Credenzas

9                        Highback Upholstered Executive Chairs

4                        Upholstered Typing Chairs

19                       Guest Chairs

3                        Metal Clothing Racks

3                        Wood Computer Hutch

2                        Printer Stands

2                        Metal Computer Report Stands

10                       Small Desk Calculators

1                        Micro  Ferrups  Model  ME-14kVA,
                         Back-up Power for Computer System

1                        Brother Intellifax 3500 ML Laser
                         FAX Machine

1                        Beautiful Leather Sectional Sofa

1                        High Quality Square Coffee Table

1                        Sanyo Office Refrigerator

1 Large Custom Built 2 Desk Executive Suite w/Built in Rear Cabinets

1                        Brother Word Processor, Model WP-80

1                        Wood Wardrobe

1                        PVC Couch w/2 Matching Chairs

1                        Round Conference Table

3                        Wood Bookcases

1                        White Board w/Easel

2                        Cork Boards

1                        Toshiba 25" Color TV

4                        2-Door Metal Storage Cabinets

1                        Toshiba Microwave Oven

1                        Hotpoint Office Refrigerator

1                        Upholstered 3-Cushion Couch

1                        Wood Coffee Table w/2 Matching End Tables

1                        Rattan Upholstered Chair

1                        Large Lot of Wall Deco

1                        6' Metal Storage Cabinet

1                        Smith Corona Electric Typewriter

1                        Pelouze Postage Scale

1                        Large   Lot   Office   Supplies,  Staplers,   Desk
                         Calendars, Desk Trays, etc.

1                        IBM PC Server Model 320,  90MHz Pentium
                         Processor, (Upgradable to 2 processors),
                         32 Meg RAM, 1 Gig Hard Disk, 4 Gig Tape Drive, Quad Speed CD-ROM Drive, w/Full Communications Capabilities, 28.8 Modem. Seikosha BP-5780 780 CPS Printer. Acquisition Cost: $18,759.
                         And 4 Terminals.

1                        Custom  Software  Package,  AIX  Operating  System
                         Software   Informix   SQL   Database  Program  for
                         Purchase of Metal, Accounting, P&L, etc.

                            SCHEDULE 2

                     ASSET PURCHASE AGREEMENT

             SCHEDULE OF INTELLECTUAL PROPERTY RIGHTS

                      OF TMG ENTERPIRSES, INC.


    Any and all state and federal rights to the name "Metal Center"

                            SCHEDULE 3

SCHEDULE OF TMG ENTERPRISES, INC. ACCOUNTS PAYABLE HAS BEEN OMITTED. THE REGISTRANT AGREES TO FURNISH SUPPLEMENTALLY A COPY OF OMITTED SCHEDULE 3 TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.

                            Exhibit A

                     ASSIGNMENT OF TRADEMARK


     The undersigned ("Assignor"), for good and valuable consideration, receipt of which is hereby acknowledged, hereby sells, conveys and assigns to Industrial Services of America, Inc., its successor and assigns (the "Assignee"), one hundred percent (100%) of Assignor's entire right, title and interest in the tradename "The Metal Center" throughout the world and universe.

     IN WITNESS WHEREOF, Assignor has executed this instrument on this 1st day of July, 1997.


ASSIGNOR                           ASSIGNEE

TMG ENTERPRISES, INC.              INDUSTRIAL SERVICES OF
                                   AMERICA, INC.

By:_____________________           By:________________________
                                      Harry Kletter, President

                           BILL OF SALE

     TMG ENTERPRISES, INC., a Kentucky corporation, of Louisville, Kentucky ("Seller"), for the purchase price of Three Hundred Thousand Dollars ($300,000), the receipt of which is hereby acknowledged, does hereby sell, assign and set over unto INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation with offices located at 7100 Grade Lane, Louisville, KY 40213 ("Buyer") Seller's right title and interest in Seller's assets set forth on Schedule
1 attached hereto ("Acquired Assets"). Seller warrants a good and unencumbered title to the Acquired Assets and that Seller has full right and power to sell the same.

     IN WITNESS WHEREOF, Seller has caused these presents to be signed by its duly authorized officers effective as of the 1st day of July, 1997.

                              TMG ENTERPRISES, INC., a Kentucky
ATTEST:                       corporation

______________________        By:_________________________________
Mark Trakhtenbeg,                  John M. Fellonneau, Jr.
Secretary                          President


COMMONWEALTH OF KENTUCKY   )
                           ) S.S.:
COUNTY OF JEFFERSON        )

  On this 2nd day of July, 1997, before me personally appeared John M. Fellonneau, Jr., President of TMG ENTERPRISES,
INC., a Kentucky corporation, who executed the foregoing Bill of Sale as the act and deed of TMG ENTERPRISES, INC.

  Sworn to and subscribed before me on the date aforesaid.

  My commission expires:

                                ________________________________
                                Notary Public, State-at-Large,
                                Kentucky

                        NON-COMPETE AGREEMENT

          THIS AGREEMENT made this ___day of ______ 1997 between Industrial Services of America, Inc. ("ISA") located at 7100 Grade Lane, Bldg.#2, Louisville, Kentucky 40213, and ________________
located  at/residing   at____________________________ (the "Non-
Competing Party").

                              WITNESSETH:

          WHEREAS, the Non-Competing Party is currently in the business of: (i) processing brokering, recycling, selling and purchasing ferrous metals and non-ferrous metals; and (ii) consulting third parties who are in the business of processing, brokering, recy-cling, selling and purchasing ferrous and non-ferrous metals;

          WHEREAS, ISA and TMG Enterprises, Inc. ("TMG") executed a Letter of Intent dated April 25, 1997 with respect to ISA's purchase of certain of the assets of TMG (the "Letter of Intent");

          WHEREAS, concurrently with  the  execution  of this Agreement,
ISA and TMG,  Fetra   Investments,   Inc.,  John Fellonneau  and  Mark
Trakhtenberg (collectively referred to as the "Sellers") shall enter into an Asset Purchase Agreement with respect to ISA's purchase of certain assets of the Sellers (the "Asset Purchase Agreement");

          WHEREAS, it is the mutual desire of ISA and TMG that upon the sale of the assets of the Sellers to ISA that the principals and directors of TMG shall not compete with the business of ISA.

          NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, ISA and the Non-Competing Party, hereby agree as follows:

1.   DEFINITIONS

The following terms, as used in this Agreement shall have the following meanings:

     (a)  "Agreement" shall mean this Non-Competition Agreement.

     (b) "Business Activities" shall mean (i) processing brokering, recycling, selling and purchasing ferrous metals and non-ferrous metals; and (ii) consulting third parties who are in the business of processing, brokering, recycling, selling and purchasing ferrous and non-ferrous metals.

     (c)  "Parties" shall mean the Non-Competing Party and ISA.

     (d)  "Party" shall mean the Non-Competing Party or ISA.

2.   COVENANT NOT TO COMPETE

     2.1 Upon the execution of this Agreement, the Non-Competing Party agrees that the Non-Competing Party will not, directly or indirectly, represent that the Non-Competing Party is, in any way, connected with or interested in the business of ISA, and for a period of five (5) years from the date hereof, the Non-Competing Party will not in any way, either directly or indirectly, solicit, interfere with, or attempt or actually take away from ISA, or any of its affiliates, any person, firm or corporation which has been or is a customer in the Territory (herein defined), employee or sales agent of ISA.

     2.2 For a period five (5) years after the date hereof, Non-Competing Party shall not, directly or indirectly, engage in any of the Business Activities within a one hundred fifty (150) mile radius of Louisville, Kentucky (the "Territory").

     2.3 It is recognized that ISA conducts the Business Activi-ties throughout the Territory and that the five (5) year restric-tion throughout said Territory is absolutely necessary to give effect to this Agreement, and is a reasonable restriction by Agreement.

     2.4 It is agreed and understood that the purpose of this limitation is for the protection of ISA and competition between ISA and the Non-Competing Party, with regard to the Business Activi-ties, within the Territory in the time period set forth above would be detrimental to ISA and undermine the purpose of this Agreement. This Agreement, however, is solely limited to any employment or business activity which directly or indirectly competes with the Business Activities as performed by ISA within the Territory, and is not meant to deprive the Non-Competing Party from being employed by any third party, or otherwise conduct business, so long as the nature of said business and Non- Competing Party's duties do not compete with the Business Activities. The Non- Competing Party
recognizes the legitimacy and reasonableness   of  this restriction
and agrees to be bound thereby.

 3.  CONSIDERATION

As consideration for the Non-Competing Party into this Agreement, ISA shall enter into the Asset Purchase Agreement and pay to Non-Competing Party the consideration provided therein.

4.   MISCELLANEOUS

     4.1 The Non-Competing Party shall not be held jointly and severally responsible for the acts of any individual third party (other than an entity in which the Non-Competing Party owns a controlling interest).

     4.2 This Agreement shall be governed and interpreted by and in accordance with the laws of the Commonwealth of Kentucky.

     4.3 Any violation by the Non-Competing Party of his obliga-tions hereunder, shall, in addition to any other relief which may be recoverable, entitle ISA to an immediate violation without having to prove damages. It is agreed that any such violation will cause ISA irreparable damage for which ISA shall have a remedy by
injunction  and  restraining  order.   Such  violation by the Non-
Competing Party shall further subject the Non-Competing Party to pay any and all reasonable expenses incurred by ISA in connection with the enforcement of ISA's rights hereunder including but not limited to reasonable attorney's fees. Nothing contained in this section shall prevent the Non-Competing Party from contesting the equitable proceeding contemplated herein.

     4.4 If ISA fails to take action for any violation of this Agreement, such failure shall not constitute a waiver or estoppel as to said violation, but ISA shall have the right to enforce or take such action for the same subsequent or continuing violation without being subjected to the defense of waiver or estoppel.

     4.5 If any provision or clause of this Agreement, or application thereof, is held to be invalid by act of any court or legislature, such invalidity shall not affect the provisions of application, and to this end, the provisions of this Agreement are to be construed as severable.

     4.6 This Agreement may not, on behalf of, it in respect to either Party hereto be changed, modified, released, discharged, abandoned, or otherwise terminated, in whole or in part, except by an instruction in writing signed by the Non-Competing Party and an authorized officer of ISA.

     4.7 This Agreement constitutes the entire agreement between the Parties hereto with respect to this subject matter (excluding the letter of Intent and the Asset Purchase Agreement) and shall be deemed to wholly cancel, terminate, and supersede any agreement, written or oral, heretofore entered into between the parties pertaining thereto.

     4.8 This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and assigns.

IN WITNESS WHEREOF, the parties have set their hands to this Agreement as of the date and year first above written.

INDUSTRIAL SERVICES OF AMERICA, INC.



By: _______________________________
      Harry Kletter, President


NON-COMPETING PARTY



___________________________________